Exhibit 10.3
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
     THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (as amended from time to time, this “Agreement”), effective as of January 1, 2008 is between W-H Energy Services, Inc., a Texas corporation (“Company”), and William J. Thomas (“Executive”).
W I T N E S S E T H:
     WHEREAS, Company and Executive are currently parties to an Employment Agreement effective as of January 1, 2004, as amended by a First Amendment thereto executed as of March 30, 2007 (such Employment Agreement, as so amended, the “Original Employment Agreement”); and
     WHEREAS, Company and Executive desire to amend and restate the Original Employment Agreement to reflect therein the amendments thereto effected by the First Amendment thereto and to make certain other amendments, including those required by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).
     NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, Company and Executive agree as follows:
ARTICLE 1: EMPLOYMENT AND DUTIES
     1.1 Employment; Effective Date. Effective as of January 1, 2004 (the “Effective Date”), and continuing for the period of time set forth in Article 2 of this Agreement, Company agrees to employ Executive and Executive agrees to be employed by Company, subject to the terms and conditions of this Agreement.
     1.2 Positions. Company shall employ Executive in the position of Vice President and of Company, or in such other positions as the parties mutually may agree.
     1.3 Duties and Services. Executive agrees to serve in the position referred to in paragraph 1.2 and to perform diligently and to the best of his abilities the duties and services appertaining to such offices, as well as such additional duties and services appropriate to such offices which the parties mutually may agree upon from time to time. Executive’s employment shall also be subject to the policies maintained and established by Company that are of general applicability to Company’s executive employees; as such policies may be amended from time to time.
     1.4 Other Interests. Executive agrees, during the period of his employment by Company, to devote his primary business time, energy and best efforts to the business and affairs of Company and its affiliates and not to engage, directly or indirectly, in any other business or businesses, whether or not similar to that of Company, except with the consent of the Board of Directors. The foregoing notwithstanding, the parties recognize and agree that Executive may engage in other business activities that do not conflict with the business and affairs of Company or interfere with Executive’s performance of his duties hereunder, which shall be at the sole determination of the Company’s President and Chief Executive Officer.

     1.5 Duty of Loyalty. Executive acknowledges and agrees that Executive owes a fiduciary duty of loyalty to act at all times in the best interests of Company. In keeping with such duty, Executive shall make full disclosure to Company of all business opportunities pertaining to Company’s business and shall not appropriate for Executive’s own benefit business opportunities concerning Company’s business.
ARTICLE 2: TERM AND TERMINATION OF EMPLOYMENT
     2.1 Term. Unless sooner terminated pursuant to other provisions hereof, Company agrees to employ Executive for the period beginning on the Effective Date and ending on December 31, 2009 (the “Initial Expiration Date”); provided, however, that beginning on the Initial Expiration Date, and on each anniversary of the Initial Expiration Date thereafter, if this Agreement has not been terminated pursuant to paragraph 2.2 or 2.3, then said term of employment shall automatically be extended for an additional one-year period unless on or before the date that is 90 days prior to the first day of any such extension period either party shall give written notice to the other that no such automatic extension shall occur.
     2.2 Company’s Right to Terminate. Notwithstanding the provisions of paragraph 2.1, Company shall have the right to terminate Executive’s employment under this Agreement at any time for any of the following reasons:
     (i) upon Executive’s becoming incapacitated by accident, sickness or other circumstance which, in the reasonable opinion of a physician selected by Company, renders him mentally or physically incapable of performing the duties and services required of him hereunder;
     (ii) for cause, which for purposes of this Agreement shall mean Executive (A) has willfully breached any of his duties and obligations hereunder resulting in materially adverse consequences to Company or any of its affiliates, (B) has misappropriated funds or property of Company or any of its affiliates, or (C) has engaged in conduct that is materially adverse to the interests of Company or any of its affiliates; provided, however, that, prior to termination pursuant to clause (A), Company shall give Executive written notice of the grounds for termination and Executive shall have ten days after receipt thereof to cure same; or
     (iii) for any other reason whatsoever, in the sole discretion of the Board of Directors.
     2.3 Executive’s Right to Terminate. Notwithstanding the provisions of paragraph 2.1, Executive shall have the right to terminate his employment under this Agreement for any of the following reasons:
     (i) within 60 days of the initial existence of (A) a material breach by Company of any material provision of this Agreement, (B) a material decrease in Executive’s base salary; (C) a material decrease in the duties and responsibilities assigned to Executive as compared to the positions referred to in paragraph 1.2; or (D) Executive being required to relocate to a site more than 25 miles from his present business address; or

     (ii) at any time after there is a Change in Control (as such term is defined in paragraph 6.1); or
     (iii) at any time for any other reason whatsoever, in the sole discretion of Executive;
provided, however, that in the case of a termination under paragraph 2.3(i), (A) Executive must provide Company with written notice of the event giving rise to the right of termination within 60 days of the initial existence thereof, and Company shall have 30 days to remedy the same and (B) in no event may the effective date of Executive’s termination be more than 24 months following the initial existence of the event giving rise to the right of termination.
     2.4 Notice of Termination. If Company or Executive desires to terminate Executive’s employment hereunder at any time prior to expiration of the term of employment as provided in paragraph 2.1, it or he shall do so by giving written notice to the other party that it or he has elected to terminate Executive’s employment hereunder and stating the effective date and reason for such termination, provided that no such action shall alter or amend any other provisions hereof or rights arising hereunder.
ARTICLE 3: COMPENSATION AND BENEFITS
     3.1 Base Salary. Commencing January 1, 2008, Executive shall receive a minimum annual base salary of four hundred thousand dollars ($400,000.00). Executive’s annual base salary shall be reviewed by the Board of Directors (or a committee thereof) on an annual basis, and, in the sole discretion of the Board of Directors (or such committee), such annual base salary may be increased, but not decreased, effective as of January 1 of each year. Executive’s annual base salary shall be paid during his employment hereunder in equal installments in accordance with the Company’s standard policy regarding payment of compensation to executives but no less frequently than monthly.
     3.2 Incentive Compensation. During his employment hereunder, Executive shall be eligible to receive incentive compensation up to a maximum of 125% of his annual base salary each calendar year as shall be determined in the sole discretion of the Board of Directors (or a committee thereof), which compensation, if any, shall be paid to Executive in the form of a lump-sum payment between January 1 and March 15 of the calendar year following the calendar year to which the incentive compensation relates.
     3.3 Other Perquisites. During his employment hereunder, Executive shall be afforded the following benefits as incidences of his employment:
     (i) Car Allowance - Company shall provide to Executive an automobile or automobile allowance as approved by the President and Chief Executive Officer, which shall be paid in equal installments on a monthly basis in accordance with the Company’s standard policy regarding payment of compensation to its other employees.
     (ii) Other Company Benefits - Executive and, to the extent applicable, Executive’s spouse, dependents and beneficiaries, shall be allowed to participate in the health and welfare plans and programs, including improvements or modifications of the same, which are now, or may hereafter be, available to the other executive officers of Company. Such plans and programs include, without limitation, health insurance, life insurance and disability insurance and vacation and sick leave plans, which may be maintained by Company. Company shall not, however, by reason of this paragraph be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such plan or program, so long as such changes are similarly applicable to the other executive officers of Company.
ARTICLE 4: PROTECTION OF INFORMATION
     4.1 Disclosure to Executive. Company shall disclose to Executive, or place Executive in a position to have access to or develop, trade secrets or confidential information of Company or its affiliates; and/or shall entrust Executive with business opportunities of Company or its affiliates; and/or shall place Executive in a position to develop business good will on behalf of Company or its affiliates.
     4.2 Property of Company. All documents, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, e-mail, voice mail, electronic databases, maps, and all other writings or materials of any type embodying any information relating to Company or its business are and shall be the sole and exclusive property of Company. Upon termination of Executive’s employment by Company, for any reason, Executive promptly shall deliver the same, and all copies thereof, to Company. For the avoidance of doubt, this paragraph 4.2 shall not prohibit Executive from retaining his only personal property following termination or expiration of this Agreement.
     4.3 No Unauthorized Use or Disclosure. Executive will not, at any time during or after Executive’s employment by Company, make any unauthorized disclosure of any confidential business information or trade secrets of Company or its affiliates, or make any use thereof, except in the carrying out of Executive’s employment responsibilities hereunder. Affiliates of the Company shall be third party beneficiaries of Executive’s obligations under this paragraph. As a result of Executive’s employment by Company, Executive may also from time to time have access to, or knowledge of, confidential business information or trade secrets of third parties, such as customers, suppliers, partners, joint venturers, and the like, of Company and its affiliates. Executive also agrees to preserve and protect the confidentiality of such third party confidential information and trade secrets to the same extent, and on the same basis, as Company’s confidential business information and trade secrets.
     4.4 Remedies. Executive acknowledges that money damages would not be sufficient remedy for any breach of this Article by Executive, and Company shall be entitled to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article, but shall be in addition to all remedies available at law or in equity to Company, including the recovery of damages from Executive.

ARTICLE 5: NONCOMPETITION OBLIGATIONS
     5.1 In General. As part of the consideration for the compensation and benefits to be paid to Executive hereunder; to protect the trade secrets and confidential information of Company and its affiliates that have been and will in the future be disclosed or entrusted to Executive, the business good will of Company and its affiliates that has been and will in the future be developed in Executive, or the business opportunities that have been and will in the future be disclosed or entrusted to Executive by Company and its affiliates; and as an additional incentive for Company to enter into this Agreement, Company and Executive agree to the noncompetition obligations hereunder. Executive shall not, directly or indirectly for Executive or for others, in the State of Texas and in all parishes of the State of Louisiana:
     (i) engage in any business competitive with the business conducted by Company during the term of employment of Executive in such states; or
     (ii) render advice or services to, be employed by, acquire an ownership interest in, or otherwise assist, any other person, association, or entity who is engaged, directly or indirectly, in any business competitive with the business conducted by Company during the term of employment of Executive in such states with respect to such competitive business, except that Executive may hold up to 2% of the outstanding shares of any publicly held company engaged in such competitive activities.
The noncompetition obligations set forth above shall apply only during the period that Executive is employed by Company and for two years thereafter; provided, however, that such noncompetition obligations shall only apply after Executive’s termination of employment hereunder if such termination shall be as a result of a resignation by Executive other than under circumstances described in paragraph 2.3(i). For the avoidance of doubt, such obligations shall not apply following the termination or expiration of this Agreement under any other provision hereof.
     5.2 Enforcement and Remedies. Executive acknowledges that money damages would not be sufficient remedy for any breach of this Article by Executive, and Company shall be entitled to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article, but shall be in addition to all remedies available at law or in equity to Company, including without limitation, the recovery of damages from Executive.
     5.3 Reformation. It is expressly understood and agreed that Company and Executive consider the restrictions contained in this Article to be reasonable and necessary to protect the proprietary information of Company. Nevertheless, if any of the aforesaid restrictions are found by a court having jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions therein set forth to be modified by such court so as to be reasonable and enforceable and, as so modified by the court, to be fully enforced.

ARTICLE 6: EFFECT OF TERMINATION ON COMPENSATION;
ADDITIONAL PAYMENTS
     6.1 Defined Terms. For purposes of this Article 6, the following terms shall have the meanings indicated:
     “Change in Control” means (i) a merger of Company with another entity, a consolidation involving Company, or the sale of all or substantially all of the assets of Company to another entity if, in any such case, (A) the holders of equity securities of Company immediately prior to such transaction or event do not beneficially own immediately after such transaction or event equity securities of the resulting entity entitled to 60% or more of the votes then eligible to be cast in the election of directors generally (or comparable governing body) of the resulting entity in substantially the same proportions that they owned the equity securities of Company immediately prior to such transaction or event or (B) the persons who were members of the Board of Directors immediately prior to such transaction or event shall not constitute at least a majority of the board of directors of the resulting entity immediately after such transaction or event, (ii) the dissolution or liquidation of Company, (iii) when any person or entity, including a “group” as contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the combined voting power of the outstanding securities of, (A) if Company has not engaged in a merger or consolidation, Company, or (B) if Company has engaged in a merger or consolidation, the resulting entity, or (iv) as a result of or in connection with a contested election of directors, the persons who were members of the Board of Directors immediately before such election shall cease to constitute a majority of the Board of Directors. For purposes of the preceding sentence, (1) “resulting entity” in the context of a transaction or event that is a merger, consolidation or sale of all or substantially all assets shall mean the surviving entity (or acquiring entity in the case of an asset sale) unless the surviving entity (or acquiring entity in the case of an asset sale) is a subsidiary of another entity and the holders of common stock of Company receive capital stock of such other entity in such transaction or event, in which event the resulting entity shall be such other entity, and (2) subsequent to the consummation of a merger or consolidation that does not constitute a Change in Control, the term “Company” shall refer to the resulting entity and the term “Board of Directors” shall refer to the board of directors (or comparable governing body) of the resulting entity.
     “Termination Benefits” means (i) a lump sum cash payment equal to 200% of the sum of (A) Executive’s annual base salary at the rate in effect under paragraph 3.1 on the date of termination of Executive’s employment and (B) the highest annual incentive compensation payment paid, or determined by the Board (or the applicable committee thereof) and to be paid, to Executive by Company (pursuant to paragraph 3.2 or otherwise) in respect of any of the three years immediately prior to the date of termination of Executive’s employment, and (ii) notwithstanding anything to the contrary set forth in the Company’s other applicable plans and agreements, all of the outstanding stock options, restricted awards and other equity based awards granted by Company to Executive shall become fully vested and immediately exercisable in full on the date of termination of Executive’s employment. Notwithstanding anything in this Agreement to the contrary, if Executive is entitled to Termination Benefits under any clause in this Agreement, then Executive shall not also be entitled to additional Termination Benefits under any other clause of this Agreement.
     6.2 By Expiration. If Executive’s employment hereunder shall terminate upon expiration of the term provided in paragraph 2.1 hereof because Executive has provided the notice contemplated in such paragraph to Company, then all compensation and all benefits to Executive hereunder shall continue to be provided until the expiration of such term and such compensation and benefits shall terminate contemporaneously with termination of his employment. If Executive’s employment hereunder shall terminate upon expiration of the term provided in paragraph 2.1 hereof because Company has provided the notice contemplated in such paragraph to Executive, then (i) all compensation and all benefits to Executive hereunder shall continue to be provided until the expiration of such term, (ii) such compensation and benefits shall terminate contemporaneously with termination of his employment, and (iii) Company shall provide Executive with the Termination Benefits. Any lump sum cash payment due to Executive pursuant to clause (iii) of the preceding sentence shall be paid to Executive within five business days of the date of Executive’s termination of employment with Company.
     6.3 By Company. If Executive’s employment hereunder shall be terminated by Company prior to expiration of the term provided in paragraph 2.1, then, upon such termination, regardless of the reason therefor, all compensation and benefits to Executive hereunder shall terminate contemporaneously with the termination of such employment; provided, however, that:
     (i) if such termination shall be for a reason encompassed by paragraph 2.2(i), then Company shall pay to Executive (or, in the event of Executive’s death, his designated beneficiary or his estate if Executive does not have a beneficiary designation on file with Company for this purpose) a lump-sum payment equal to six months of his base salary at the rate in effect under paragraph 3.1 on the date of such termination; and
     (ii) if such termination shall be for any reason other than those encompassed by paragraphs 2.2 (i) or (ii), then Company shall provide Executive with the Termination Benefits.
Any lump-sum cash payment due to Executive (or his designated beneficiary, as the case may be) pursuant to the preceding sentence shall be paid to Executive within five business days of the date of Executive’s termination of employment with Company.
     6.4 By Executive. If Executive’s employment hereunder shall be terminated by Executive prior to expiration of the term provided in paragraph 2.1, then, upon such termination, regardless of the reason therefor, all compensation and benefits to Executive hereunder shall terminate contemporaneously with the termination of such employment; provided, however, that:
     (i) if such termination occurs for a reason encompassed by paragraph 2.3(i), then Company shall provide Executive with the Termination Benefits; and
     (ii) if such termination shall occur within the 180-day period beginning on the date upon which a Change in Control occurs, then Company shall provide Executive with the Termination Benefits.

Any lump sum cash payment due to Executive pursuant to this paragraph shall be paid to Executive within five business days of the date of Executive’s termination of employment with Company.
     6.5 Death of Executive. Upon the date of death of Executive, the Agreement shall terminate and Company shall pay to Executive’s designated beneficiary (or his estate if Executive does not have a beneficiary designation on file with Company for this purpose) a lump-sum payment equal to six months of his base salary at the rate in effect under paragraph 3.1 on the date of such termination, such payment to be made as soon as practicable following such death, but in no event later than the later of (i) the end of the calendar year of the date of death of Executive or (ii) the 75th day following the date of death of Executive.
     6.6 Additional Payments by Company.
     (a) Notwithstanding anything to the contrary in this Agreement, in the event that any payment or distribution by Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are hereinafter collectively referred to as the “Excise Tax”), Company shall pay to Executive an additional payment (a “Gross-up Payment”) in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed on any Gross-up Payment, Executive retains an amount of the Gross-up Payment equal to the Excise Tax imposed upon the Payments. Company and Executive shall make an initial determination as to whether a Gross-up Payment is required and the amount of any such Gross-up Payment, and any Gross-up Payment so determined shall be paid to Executive as a lump-sum payment on the date the related Payment is made. Unless withheld and remitted by the Company, Executive shall timely remit any required Excise Tax payments to the Internal Revenue Service.
     (b) Executive shall notify Company in writing of any claim by the Internal Revenue Service which, if successful, would require Company to make a Gross-up Payment (or a Gross-up Payment in excess of that, if any, initially determined by Company and Executive) within 10 days of the receipt of such claim. Company shall notify Executive in writing at least 10 days prior to the due date of any response required with respect to such claim if it plans to contest the claim. If Company fails to timely notify Executive whether it will contest such claim or Company determines not to contest such claim, then Company shall immediately pay to Executive the portion of such claim, if any, which it has not previously paid to Executive. If Company decides to contest such claim, Executive shall cooperate fully with Company in such action; provided, however, Company shall bear and pay directly or indirectly all costs and expenses (including additional interest and penalties) incurred in connection with such action and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of Company’s action.
     (c) Any Gross-up Payment, reimbursement, indemnification or in-kind provision of expenses under clause (b) shall be made by Company to Executive promptly after incurrence thereof by Executive but in no event later than the end of the calendar year next following the calendar year in which Executive remits the related taxes that are the subject of the audit or litigation to the Internal Revenue Service (or, if no taxes are remitted, the end of the calendar year following the calendar year in which the audit is completed, settled or otherwise resolved) provided, that Executive must provide reasonable documentation to Company to substantiate taxes paid and expenses incurred. If, as a result of Company’s action with respect to a claim, Executive receives a refund of any amount paid by Company with respect to such claim, Executive shall promptly pay such refund to Company.
     6.7 No Duty to Mitigate Losses. Executive shall have no duty to find new employment following the termination of his employment under circumstances which require Company to pay any amount to Executive pursuant to this Article 6. Any salary or remuneration received by Executive from a third party for the providing of personal services (whether by employment or by functioning as an independent contractor) following the termination of his employment under circumstances pursuant to which this Article 6 apply shall not reduce Company’s obligation to make a payment to Executive (or the amount of such payment) pursuant to the terms of this Article 6.
     6.8 Liquidated Damages. In light of the difficulties in estimating the damages for an early termination of this Agreement, Company and Executive hereby agree that the payments, if any, to be received by Executive pursuant to this Article 6 shall be received by Executive as liquidated damages. Employee shall have no liability for his termination of this Agreement in accordance with paragraph 2.3.
     6.9 Other Benefits. This Agreement governs the rights and obligations of Executive and Company with respect to Executive’s base salary and certain perquisites of employment. Except as expressly provided herein, Executive’s rights and obligations both during the term of his employment and thereafter with respect to stock options, restricted stock, incentive and deferred compensation, life insurance policies insuring the life of Executive, and other benefits under the plans and programs maintained by Company shall be governed by the separate agreements, plans and other documents and instruments governing such matters.
ARTICLE 7: MISCELLANEOUS
     7.1 Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Company to:	W-H Energy Services, Inc.
2000 West Sam Houston Parkway South
Suite 500
Houston, Texas 77042
Attention: Chief Executive Officer

If to Executive to:	William J. Thomas
4301 Sugar Oaks Road
New Iberia, LA 70560
or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices or changes of address shall be effective only upon receipt.
     7.2 Applicable Law. This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Texas.
     7.3 No Waiver. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
     7.4 Severability. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.
     7.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.
     7.6 Withholding of Taxes and Other Employee Deductions. Company may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city and other taxes as may be required pursuant to any law or governmental regulation or ruling and all other normal employee deductions made with respect to Company’s employees generally.
     7.7 Headings. The paragraph headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.
     7.8 Gender and Plurals. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.
     7.9 Affiliate. As used in this Agreement, the term “affiliate” shall mean any entity which owns or controls, is owned or controlled by, or is under common ownership or control with, Company.
     7.10 Assignment. This Agreement shall be binding upon and inure to the benefit of Company and any successor of Company, by merger or otherwise. Except as provided in the preceding sentence, this Agreement, and the rights and obligations of the parties hereunder, are personal and neither this Agreement, nor any right, benefit, or obligation of either party hereto, shall be subject to voluntary or involuntary assignment, alienation or transfer, whether by operation of law or otherwise, without the prior written consent of the other party.

     7.11 Term. This Agreement has a term co-extensive with the term of employment provided in paragraph 2.1. Termination shall not affect any right or obligation of any party which is accrued or vested prior to such termination.
     7.12 Entire Agreement. Except as provided in (i) the written benefit plans and programs referenced in paragraph 6.8 (and any agreements between Company and Executive that have been executed under such plans and programs) and (ii) any signed written agreement contemporaneously or hereafter executed by Company and Executive, this Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to employment of Executive by Company. Without limiting the scope of the preceding sentence, all understandings and agreements preceding the date of execution of this Agreement and relating to the subject matter hereof (other than the agreements described in clause (i) of the preceding sentence) are hereby null and void and of no further force and effect. Any modification of this Agreement will be effective only if it is in writing and signed by the party to be charged.
     7.13 Section 409A. The parties intend that this Agreement be interpreted in a manner to be exempt from the requirements of Section 409A of the Code and, where not so exempt, to be in compliance therewith. Executive (or his estate or beneficiary) shall have no right to dictate the taxable year in which any payment hereunder should be paid. Notwithstanding any provision of this Agreement to the contrary, only to the extent that this Agreement is subject to the requirements of Section 409A of the Code and is not exempted from such requirements, if at the time of Executive’s termination of employment with the Company, Executive is a “specified employee” as defined in Section 409A of the Code, no payment or benefit that results from Executive’s termination of employment will be provided until the date which is six months after the date of Executive’s termination of employment. Payments to which Executive would otherwise be entitled during the six-month period described above will be accumulated and paid in a lump sum on the first day of the seventh month after the date of Executive’s termination of employment. Notwithstanding anything to the contrary, to the extent required by Section 409A of the Code (a) the amount of expenses eligible for reimbursement or to be provided as an in-kind benefit under this Agreement with respect to a calendar year may not affect the expenses eligible for reimbursement or to be provided as an in-kind benefit in any other calendar year and (b) the right to reimbursement or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.
(Signature page follows)

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the first day of January, 2008, to be effective as of the Effective Date.

W-H ENERGY SERVICES, INC.

By:	/s/ Kenneth T. White, Jr.
Name:	Kenneth T. White, Jr.
Title:	Chairman, President and Chief Executive Officer

By:	/s/ William J. Thomas
William J. Thomas